Exhibit 99.1

Kips Bay Medical Provides Business Update

and Reports First Quarter 2014 Results

Minneapolis, MN, May 8, 2014 (BUSINESS WIRE)–Kips Bay Medical, Inc. (NASDAQ: KIPS), a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, eSVS® Mesh, for use in coronary artery bypass grafting surgery, today provided a business update and announced financial results for its first quarter ended March 29, 2014.

Expanded IDE Approval for U.S. Study Work

As previously announced, in March 2014, the United States Food & Drug Administration (“FDA”) granted an expanded approval allowing Kips Bay to enroll more U.S. patients and add more U.S. study sites in its “eMESH I” clinical feasibility trial of its eSVS® Mesh. In its prior approval, the FDA indicated that it would allow the enrollment of 15 patients at up to four sites in the United States. With this expanded approval, the FDA has now increased the allowed number of U.S. patients from 15 to 27 (15 additional patients from the 12 enrolled as of the date of the expanded approval) and increased the allowed number of U.S. sites from four to 10.

With this expanded approval, the FDA has also approved a combination of changes in the application of the eSVS Mesh to the saphenous vein graft, or SVG, and to the surgical implant technique for the eSVS Mesh treated graft. These changes were based upon the Company’s consultations with medical advisors and several of the cardiac surgeons participating in the eMESH I clinical feasibility trial and the Company’s initial review of early results from the eMESH I trial. The changes are intended to reduce the variables in the study and the risk of early graft occlusion. In addition, Kips Bay believes these changes will simply the process of applying and implanting the eSVS Mesh thereby reducing procedural costs.

Feasibility Study Update

Enrollment continues in the eMESH I clinical feasibility trial. As of May 1, 2014, seven sites in Europe and five sites in the United States have enrolled or are recruiting patients for the trial. The Company is in the process of requesting an updated CE Mark approval for the new implant technique approved by the FDA in March 2014. This updated CE Mark approval is required in order for the European sites to enroll patients using the new implant technique. One additional international site has received its ethics committee approval and is in the process of finalizing its clinical trial agreement in order to begin enrollment, which is expected to commence during the second quarter of 2014. As of May 1, 2014, 54 patients have been enrolled in the eMESH I clinical feasibility trial.

The eMESH I clinical feasibility trial is a multi-center, randomized study of external SVG support using the Company’s eSVS Mesh in coronary artery bypass grafting, or CABG, surgery. The objective of the eMESH I clinical feasibility trial is to demonstrate to the FDA the initial safety and performance of the eSVS Mesh for use as an external SVG support device during CABG surgery. If the feasibility trial is successful, the Company intends to use the data from this study as the basis for the filing of a request for an investigational device exemption, or IDE, to perform a larger pivotal study. The pivotal study is required to demonstrate clinical effectiveness and support a premarket approval application filing with the FDA seeking approval to sell the eSVS Mesh in the United States.

Operations Update

Use of the Company’s eSVS Mesh has begun in two new countries. As previously announced, the first commercial implant of the eSVS Mesh in Austria took place at the Medical University of Vienna in January 2014 and in Poland at the Military Institute of Medicine in Warsaw in April 2014. These accomplishments are a direct result of the Company’s recent expansion of its sales and marketing team. The Company’s two new sales directors have significant sales and marketing experience with novel medical device technologies.

On January 29, 2014, Kips Bay completed an underwritten public offering of 6,035,000 shares of common stock at a purchase price of $0.70 per share, resulting in net proceeds of approximately $3.6 million, after deducting the underwriter’s discount and commissions and offering expenses. The offering was completed under a previously filed shelf registration statement on Form S-3, which the Securities and Exchange Commission declared effective on December 20, 2013. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, including funding clinical activities and the process of seeking regulatory approval to market the eSVS Mesh in the United States and abroad.

On February 4, 2014, following approval by the Company’s stockholders at a special meeting of stockholders, the Company’s Certificate of Incorporation was amended to increase the number of authorized shares of common stock from 40 million to 90 million.

Financial Results

Net sales in the first quarter of 2014 were $26,000, a decrease from $36,000 in the first quarter of 2013. This decrease in net sales reflects the negative impact of limited reimbursements available to hospitals, the limited amount of clinical data on the performance of the eSVS Mesh and the effects of economic difficulties in certain European countries. Gross profit was $14,000 and $20,000 in the first quarters of 2014 and 2013, respectively. Net loss in the first quarter of 2014 was $1.4 million, or $0.05 per diluted share, compared to a net loss of $1.5 million, or $0.05 per diluted share, in the first quarter of 2013.

Research and development expenses decreased 9.4% to $639,000 in the first quarter of 2014 compared to $705,000 in the first quarter of 2013. This decrease was due primarily to non-recurring costs incurred in the first quarter of 2013 related to additional design testing required by the FDA as part of the Company’s November 2012 IDE approval with conditions. In addition, costs incurred for the Company’s post-market studies of the eSVS Mesh declined during the current year period. Costs incurred in conjunction with the eMESH I clinical feasibility trial during the first quarter of 2014 were comparable with costs incurred during the first quarter of 2013.

Selling, general and administrative expenses increased 5.2% to $814,000 in the first quarter of 2014, up from $774,000 in the first quarter of 2013. This increase was primarily a result of higher costs associated with the expansion of the Company’s sales team from one to two individuals and costs incurred in connection with the Company’s special meeting of stockholders in February 2014.

Balance Sheet and Cash Flow

Total cash, cash equivalents and short-term investments at March 29, 2014 were $7.3 million compared to $5.0 million at December 31, 2013. Total current assets increased to $8.4 million at March 29, 2014, up from $5.9 million at December 31, 2013. These increases resulted from the January 2014 public offering, partially offset by cash used for operations during the quarter.

Current liabilities increased to $556,000 as of March 29, 2014, up from $455,000 as of December 31, 2013. This increase was attributable primarily to $105,000 of accrued costs related to the Company’s January 2014 public offering.

Cash used in operations decreased to $1.4 million for the first quarter of 2014 from $1.7 million in the first quarter of 2013. This decrease was primarily the result of payment in the first quarter of 2013 of $400,000 of costs related to the Company’s December 2012 public offering.

Looking Ahead

Sales, general and administrative expenses are expected to increase slightly during 2014 compared to 2013 as the Company continues to pursue its international sales and marketing activities. Research and development expenses are also expected to increase during 2014 compared to 2013 as clinical study activities increase. The Company expects sales to continue at modest levels until additional clinical study data becomes available. The Company’s ability to maintain and improve its margins is primarily dependent upon sales volume and eSVS Mesh prices as negotiated between the Company and its international distributors.

Kips Bay believes its cash, cash equivalents and short-term investments as of March 29, 2014 will be sufficient to fund its planned operations for at least the next 12 months. However, the Company may elect to raise additional funds earlier in order to continue its clinical and regulatory activities and plan for its anticipated larger pivotal study for the eSVS Mesh.

About the eSVS Mesh

The eSVS Mesh is designed to be fitted like a sleeve on the outside of saphenous vein grafts to strengthen SVGs used in coronary artery bypass graft surgery. By strengthening the SVG and preventing the damaging expansion of the vein graft, the Company hopes to reduce or prevent the resulting injury which can lead to SVG failure and potentially costly and complicated re-interventions for patients undergoing CABG surgery. The eSVS Mesh is manufactured from nitinol wire which gives the eSVS Mesh considerable strength, while remaining highly flexible and kink-resistant. Kips Bay is currently conducting a feasibility trial for the FDA, the objective of which is to demonstrate the initial safety and performance of the eSVS Mesh. Kips Bay expects to enroll up to 120 patients at 10 international and 10 U.S. sites and expects to use the data from this study as the basis for the filing of a request for an investigational device exemption to perform a larger pivotal study. The pivotal study is required to demonstrate clinical effectiveness and support a request for approval to sell the eSVS Mesh in the United States. Additional information about the eSVS Mesh and the Company’s feasibility trial are available at the Company’s website at www.KipsBayMedical.com and in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

About Kips Bay Medical

Kips Bay Medical, Inc. is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, the eSVS Mesh, for use in coronary artery bypass grafting surgery. Kips Bay originally acquired the eSVS Mesh technology from Medtronic, Inc. in 2007. Additional information about Kips Bay is available at the Company’s website at www.KipsBayMedical.com.

Conference Call

Kips Bay will host a conference call on Tuesday May 13, 2014 at 9:00 a.m. Eastern Time / 8:00 a.m. Central Time to discuss its recent business developments. The conference call will be available to interested parties through a live audio webcast available through the Company’s website at www.KipsBayMedical.com (click on the link in the Investors section). Those without internet access or those participants who wish to take part in the question-and-answer portion of the call may join the call from within the U.S. by dialing 888-680-0869; outside the U.S. dial 617-213-4854. The access code for all callers is 34387971.

A telephone replay will be available beginning at 1:00 p.m. Central Time on May 13, 2014 and ending at 11:59 p.m. Central Time on May 20, 2014 by dialing 888-286-8010 for domestic participants and 617-801-6888 for international participants. The replay access code for all callers is 52012914. For those who are not available to listen to the live webcast, the call will be archived for at least one year on Kips Bay’s website.

Forward-Looking Statements Safe Harbor

Statements contained in this release that relate to future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “continues,” “expects,” “intends,” “should,” “will,” “may,” “believes,” “could,” “hopes,” “objective,” “looking ahead,” “future,” other words of similar meaning or the use of future dates. Examples of forward-looking statements in this release include Kips Bay’s plans and expectations regarding enrollments, site activations and other aspects of its eMESH I clinical feasibility trial; the effect of recent changes in the application of the eSVS Mesh and to the surgical implant technique, use of proceeds from the January 2014 public offering; future sales, sales, general and administrative expenses and research and development expenses; burn rate and need for additional capital, and the safety, performance and benefits of the eSVS Mesh. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Kips Bay’s actual results to be materially different than those expressed in or implied by Kips Bay’s forward-looking statements. For Kips Bay, such uncertainties and risks include, among others, the status of the eMESH I clinical feasibility trial, including enrollment, completion and the results; Kips Bay’s future operating results and financial performance; market size and market acceptance of the eSVS Mesh technology; the ability of Kips Bay and its distributors to commercialize and sell the eSVS Mesh in Europe; its ability to obtain coverage and reimbursement from third-party payors for the eSVS Mesh technology and the extent of such coverage; the development of its distribution and marketing capabilities; its ability to attract and retain scientific, regulatory, and sales and marketing support personnel and its ability to obtain additional financing. More detailed information on these and other factors that could affect Kips Bay’s actual results are described in Kips Bay’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Kips Bay undertakes no obligation to update its forward-looking statements.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended
	March 29, 2014	March 30, 2013

Net sales	$26	$36
Cost of sales	(12)	(16)
Gross profit	14	20
Operating expenses:
Research and development	639	705
Selling, general and administrative	814	774
Total operating expenses	1,453	1,479
Other income:
Interest income	2	3
Net loss	$(1,437)	$(1,456)
Basic and diluted net loss per share	$(0.05)	$(0.05)
Weighted average shares outstanding — basic and diluted	30,881,161	26,746,243

Comprehensive loss	$(1,437)	$(1,457)

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(In thousands, except share and per share amounts)

	March 29, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,352	$2,316
Short-term investments	1,922	2,684
Accounts receivable	27	28
Inventories	778	793
Prepaid expenses and other current assets	272	88
Total current assets	8,351	5,909
Property and equipment, net	387	400
Total assets	$8,738	$6,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59	$141
Accrued liabilities	497	314
Total current liabilities	556	455

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 29, 2014 and December 31, 2013, respectively	—	—
Common stock, $0.01 par value, 90,000,000 and 40,000,000 shares authorized as of March 29, 2014 and December 31, 2013, respectively; 33,014,079 and 26,979,079 issued and outstanding as of March 29, 2014 and December 31, 2013, respectively	330	270
Additional paid-in capital	45,199	41,494
Accumulated deficit	(37,347)	(35,910)
Total stockholders’ equity	8,182	5,854
Total liabilities and stockholders’ equity	$8,738	$6,309

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(In thousands)

	Three Months Ended
	March 29, 2014	March 30, 2013
Cash flows from operating activities:
Net loss	$(1,437)	$(1,456)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	13	12
Stock-based compensation	121	181
Amortization of premium on short-term investments	8	15
Changes in operating assets and liabilities:
Accounts receivable	1	(13)
Inventories	15	27
Prepaid expenses and other current assets	(184)	(180)
Accounts payable	(82)	(136)
Accrued liabilities	183	(183)
Net cash used in operating activities	(1,362)	(1,733)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	1,970	641
Purchases of short-term investments	(1,216)	(4,169)
Purchase of property and equipment	—	(2)
Net cash provided by (used in) investing activities	754	(3,530)
Cash flows from financing activities:
Proceeds from sale of common stock in a public offering, net of issuance costs of $580	3,644	—
Proceeds from sale of common stock in a public offering, net of issuance costs of $33	—	276
Net cash provided by financing activities	3,644	276
Net increase (decrease) in cash and cash equivalents	3,036	(4,987)
Cash and cash equivalents at beginning of period	2,316	9,403
Cash and cash equivalents at end of period	$5,352	$4,416